FOR IMMEDIATE RELEASE


               INTERNATIONAL CABLETEL INCORPORATED ANNOUNCES
                      NAME CHANGE TO NTL INCORPORATED


New York, New York (March 24, 1997) -- INTERNATIONAL CABLETEL INCORPORATED (NASDAQ: ICTL) ("CableTel" or "the Company") announced today that the Company will be changing its name to NTL Incorporated. Effective March 27, the Company will cease to trade under its current Nasdaq symbol and will begin trading under the Nasdaq symbol "NTLI". In a separate release, the Company also announced its financial results for the year ended December 31, 1996.

Commenting on the change, Barclay Knapp, Chief Executive Officer said, "Almost a year ago, CableTel acquired National Transcommunications Limited of the UK, thereby combining CableTel's local broadband telephone and television services with NTL's national telecoms and broadcasting services. Since then, CableTel/NTL have been offering more types of communications services to more types of customers than any other company in the UK, including BT. Today's name change reflects how we are now integrating those services to become the premiere new-era telecommunications company in the UK.

"The NTL name was chose because not only does it speak directly to what we are - a 'national' company 'transcending' historical communications barriers - but also because NTL has an outstanding legacy in the UK as the pre-eminent provider of highly reliable communications services in a variety of disciplines."

"Although our corporate identity will be changing to NTL, and most of our national services will be branded NTL, we will continue to use the CableTel brand to market our local telephone and television services. CableTel has achieved strong local brand awareness through our concerted efforts to place the company at the heart of the local community."

The Company will hold a conference call to discuss its name change and its 1996 year end results on Tuesday, March 25, 1997 at 10:30 a.m. Eastern Standard Time. Investors who wish to participate in the conference call should register in advance at (212) 986-6667. A replay of the call will also be available.

NTL Incorporated is a leading alternative telecoms services company in the United Kingdom. The Company offers a variety of communications services through five major business segments: Through its Local Telecoms and Television Services division, the Company is the UK's third largest operator of telephony/cable television systems and offers customers residential telephony, business telecommunications and cable television services over integrated high capacity networks located in five franchise areas. The National Telecoms Services division operates a national telecommunications network which is currently being integrated with the Company's local broadband networks and provides national telecoms, radio communications and satellite services. Through its Broadcast Services, Internet and Information Services, and New Media Services business segments, the Company offers national television and radio broadcast transmission services, national internet services, and other related programming and content services. The Company currently has nearly 200,000 customers subscribing to more than 340,000 services.

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For further information contact: In the U.S.: Michael A. Peterson, Director
-- Corporate Development or Richard J. Lubasch, Senior Vice President -- General Counsel at (212) 906-8440; or in the UK: Alison Smith at
(01252)402000.